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                                                                    EXHIBIT 10.3



                                                                  March 23, 1999

                                                                    Via Fax

Mr. JD Delafield
WR Hambrecht & Co.
550 15th Street
San Francisco, CA 94103

Dear Mr. Delafield:

        We are pleased to advise you that Silicon Valley Bank's Commercial Finance Division ("Silicon") and US Bank ("US") have approved your request for financing, on the terms and conditions set forth below. The term "Silicon" throughout the remainder of the document will refer to the whole bank group, which includes US Bank and Silicon Valley Bank, each at 50% of the committed amount. We enclose for your reference our standard form Loan and Security Agreement (the "Loan Agreement"). Capitalized terms used in this Commitment, which are not defined in this Commitment, have the meanings set forth in the Loan Agreement.

A.      TERMS OF FINANCING.

        The terms of the financing ("Financing") are as follows:

        1. BORROWER. The borrower ("Borrower") will be Interlinq Software Corporation.

        2. LOANS. Silicon will make loans to the Borrower, in amounts determined by Silicon in its sole discretion, up to the lesser of (A) $25,000,000 (the "Maximum Commitment Amount") as follows:

        a) ACQUISITION TERM LOAN:
                $12,000,000 with a 60 month amortization as follows:
                    Minimum Quarterly payments of $500,000/Quarter in Year 1 Minimum Quarterly payments of $625,000/Quarter in Years 2-5

                Repayment of the term loan facility will be accelerated to the extent the company generates excess cash flow. Excess cash flow is defined as the residual proceeds from the following calculation: Net income plus depreciation and amortization (including any amortizing finance charges) and non-cash interest charges less capital expenditures (including any capitalization of software), scheduled principal payments and aggregate increases in net working capital. The calculation shall be performed at the end of each fiscal year for the year then ended. Payment shall be made 90 days after the close of the fiscal year at a rate of 50% of the excess cash flow calculated. These prepayments shall be allocated to the term loan payment schedule in the inverse order of maturity.



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        B) REVOLVING CREDIT:

                Up to the lesser of (a) $ 5,000,000 or (b) 70% of eligible accounts receivable.

                The collateral base will exclude domestic trade receivables that have aged out over 90 days on an invoice date aging basis. Additional ineligible accounts excluded from the collateral base will include credit balances, contras, cross-aged at 50%, concentrations at 25%, employees and affiliates. Foreign accounts must be individually qualified for inclusion into the accounts receivable base. Contracts with the United States government will require perfection under the Assignment of Claims Act.

        C) GUARANTEED LOAN:

                The loan amount will be $8,000,000 to be fully drawn at the close with a 60 month maturity. The loan will be supported by the several guarantee's of Bill Hambrecht and related persons and or other persons, subject to review and approval by Silicon. $2,500,000 of the guarantors' aggregate guaranty obligations will be secured with cash currently held by Interlinq. This cash will be placed into Certificate of Deposits to be held at Silicon and US Bank subject to the security interest in favor of the guarantors.

        3. LETTERS OF CREDIT. Silicon in its sole discretion, will upon the request of the Borrower, from time to time during the term of the Loan Agreement, issue letters of credit for the account of Borrower ("Letters of Credit"), in an aggregate amount at any one time outstanding not to exceed $1,000,000, provided that, on the date a Letter of Credit is to be issued, Borrower has available to it Loans in an amount equal to or greater than the face amount of the Letter of Credit to be issued. Fees for the Letters of Credit shall be as charged by Silicon's International Department or Letter of Credit Department at the time the Letter of Credit are issued The Loans available to the Borrower under the Loan Agreement at any time shall be reduced by the face amount all Letters of Credit outstanding at such time.

        4. INTEREST. Interest will be charged on the loans as follows:
           a) The Acquisition Term Loan will bear interest at a rate equal to the "Prime Rate" in effect from time to time, plus 2.25% per annum.
           b) The Revolving Credit Loan shall bear interest at a rate equal to the "Prime Rate" in effect from time to time, plus 2.00% per annum.
           c) The Guaranteed Loan shall bear interest at a rate equal to the "Prime Rate" in effect from time to time, plus 0.00% per annum.

For all loans Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate." The Prime Rate is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. Interest shall change, be payable and charged as set forth in the Loan Agreement, and is subject to increase with respect to Overadvances and following an Event of Default, as set forth in the Loan Agreement.

        5. LOAN FEE. Concurrently with the acceptance of this Commitment, the borrower shall pay Silicon Loan Fees (the "Loan Fees") as follows:
           a)              For the Acquisition Term Loan the fee is $150,000.
           b)              For the Revolving Credit Loan the fee is $50,000.
           c) For the Guaranteed Loan there will be no fee. These fees will not be refundable, except as provided in paragraph C. 11 below.



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        6. TERM. The term of the Loan Agreement is varied as follows:
           a) The revolving line of credit will mature two (2) years after the date of the Loan Closing (the "Closing Date".): provided that the Maturity Date shall automatically be extended, and the Loan Agreement will automatically renew, for successive additional terms of one year each, unless one party gives written notice to the other as provided for in the Loan Agreement.
           b) The Acquisition Term Loan and the Guaranteed Loan will have a maturity of five (5) years from the Closing Date.

        6. PREPAYMENT FEE If the Revolving facility is prepaid within the first year, the Borrower shall pay Silicon a fee of 2% of the maximum Revolving facility commitment amount. This fee reduces to 1% in the second year. A prepayment fee of $500,000 will be assessed on the Guaranteed Loan if the facility is prepaid prior to the full repayment of the Acquisition Term Loan or a call is made under the Guarantees.

        8. COLLATERAL. All obligations of the Borrower are to be secured by a first-priority perfected security interest in all of the Borrower's present and future accounts, contract rights, chattel paper, instruments, general intangibles (including without limitation copyrights, patents, patent applications, trademarks and other intellectual property), inventory, documents, equipment, and all other personal property and fixtures of the Borrower, subject to Permitted Liens (as defined in the Loan Agreement).

        9. FINANCIAL COVENANTS. The Loan Agreement will contain the following financial covenants.
           a)              Quarterly Profitability, measured quarterly.
           b) Minimum EBITDA (net of capitalized software costs)/CMLTD (Senior) + Senior Interest of 1.5:1, measured quarterly, annualized.
           c) Minimum Adjusted Quick ratio of 1:1, measured quarterly.

        10. LOAN DOCUMENTS. The Borrower shall deliver to Silicon all such documentation evidencing and securing the Loans as Silicon shall specify (collectively, the "Loan Documents"), all in form and content satisfactory to Silicon and its counsel, including but not limited to the Loan Agreement as referred to in B.1 below, and such additional corporate resolutions, certificates of good standing, certificates of incumbency, representations, warranties, certified copies of by-laws and articles of incorporation, and other certificates, consents and documentation as Silicon shall specify.

        11. UNUSED LINE FEE. A fee of 1/2 of 1% payable monthly in arrears will be charged on the unused portion of the Revolving Line of Credit.

        12. COLLECTIONS. Company's collections to be immediately deposited in kind by the company in a depository account (cash collateral account) in SVB's name. SVB reserves the right the require a lockbox to control collections. For purposes of interest calculations, collections will be applied three (3) business days after receipt.



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B.      CONDITIONS TO BE SATISFIED.

        The obligation of Silicon to make the Loans is subject to the following additional conditions to be satisfied at or prior to the signing of the Loan Documents and the initial funding of the Loans (the "Closing"):

        1. REPORTING. All reporting mechanisms and controls shall be satisfactory to Silicon in its discretion.

        2. UCC SEARCHES. Silicon shall receive Uniform Commercial Code searches in all applicable jurisdictions showing financing statements with respect to the Borrower in favor of Silicon to be of record and no other financing statements or liens of record, except for Permitted Liens.

        3. INTELLECTUAL PROPERTY. Silicon shall have receive from Borrower all documentation it or its counsel deems necessary to perfect Silicon's lien against all intellectual property of the Borrower.

        4. NO MATERIAL ADVERSE CHANGE. No material adverse change in the properties, financial conditions, operations or business of the Borrower shall occur and the results of Silicon's update audit and investigation conducted at the time of the Closing shall be satisfactory to Silicon.

        5. NO MATERIAL LITIGATION. No litigation or proceeding shall be pending or threatened which relates to the Financing or which may materially and adversely affect the financial condition, business or operations of the Borrower.

        6. INSURANCE. Silicon shall receive proof of fire and extended coverage insurance on all collateral, and liability insurance, and all insurance policies shall be in such amounts, against such risks, and in such companies as are acceptable to Silicon. Silicon shall be named as a lender loss payee on all said policies, in form satisfactory to Silicon.

        7. REPRESENTATIONS TRUE; NO DEFAULT. All representations and warranties of the Borrower to Silicon shall be true and correct on the date of Closing, and on the date of Closing no default or event which, with notice or passage of time or both, would constitute a default or event of default, shall exist under any of the Loan Documents.

        8. NO BREACH, BANKRUPTCY OR INSOLVENCY. Neither this Commitment nor the contemplated financing arrangements will constitute a breach of any agreement to which the Borrower is a party; no insolvency or business failure of the Borrower shall occur, no receiver, trustee or custodian for all or any part of the property of the Borrower shall have been appointed, the Borrower shall not have made any assignment for the benefit of creditors, and no proceeding by or against the Borrower shall have been commenced under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction.

        9. OPINION OF COUNSEL. At Borrowers option.

        10. FURTHER ASSURANCE. At the time of closing, the Borrower shall execute and deliver such documents and do such other acts and things as Silicon may specify in order to fully effect the purposes of the agreements and the completion of the financing arrangements described in this Commitment. All proceedings, agreements and instruments relating to the making of the Loans and all other transactions



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herein contemplated shall be satisfactory to Silicon and to its counsel.
Silicon's counsel is to be satisfied with respect to the legality, validity, binding effect and enforceability of all instruments, agreements, and documents relating to the Loans and all transactions contemplated hereby.

C.      GENERAL

        1. SILICON INFORMATION. All information obtained by Silicon during the course of its review and investigation of this transaction is the sole property of Silicon and is not subject to review or analysis by others unless the prior written consent of Silicon has been obtained.

        2. NO ASSIGNMENT. This Commitment is not assignable by operation of law or otherwise without Silicon's prior written consent.

        3. NO RELIANCE BY THIRD PARTIES. This Commitment is not to be relied upon by any third party.

        4. NEW INFORMATION. By acceptance of this Commitment Borrower acknowledges that as a result of further investigation and analysis by Silicon and its counsel, information of which it is not now aware may be revealed and/or certain other impediments to closing may come to its attention, and as a result Silicon may require that the transaction be restructured or otherwise modified. As the lender, Silicon is the sole judge of what is an impediment and whether the impediment is so serious as to preclude closing.

        5. INDEMNITY FOR INVESTIGATIONS. The Borrower shall cooperate with Silicon and its personnel in all of their investigations and actions in connection herewith and shall indemnify Silicon against any liability or loss (including without limitation reasonable attorneys fees and costs) which may result, either directly or indirectly, from its investigations and actions in connection herewith, unless resulting from Silicon's own gross negligence or willful misconduct.

        6. INDEMNIFICATION AGAINST BROKERAGE. The Borrower shall indemnify Silicon against any and all claims for brokerage commission or finders fees, and reasonable attorneys' fees and costs in connection therewith, asserted against Silicon in connection with the Loans and based upon any conduct or agreement of the Borrower.

        7. INTEGRATION. The terms and conditions of this Commitment are the final written expression of the parties and all prior discussions, negotiations and agreements are merged herein and the same may be modified only in a writing duly executed by the parties.

        8. TIME OF ESSENCE. Time is of the essence of this Commitment. All times herein specified are in each case firm and shall not be extended without Silicon's prior written approval.

        9. MUTUAL WAIVER OF JURY TRIAL. The Borrower and Silicon each hereby waive the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to, this Commitment or any other present or future instrument or agreement between Silicon and the Borrower, or any conduct, acts or omissions of Silicon or the Borrower or any of their directors, officers, employees, agents, attorneys or any other persons affiliated with Silicon or the Borrower, in all of the foregoing cases, whether sounding in contract or tort or otherwise.



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        10. COSTS AND EXPENSES. The Borrower shall pay for all search fees, filing fees, audit fees and all other costs and expenses (collectively, "Costs"), including without limitation reasonable attorney's fees incurred by Silicon relating to the Negotiation and preparation of this Commitment and the other Loan Documents and the disbursement of the Loans, and all other costs and expenses incurred by Silicon in connection with the Loans.

        11. COMMITMENT ACCEPTANCE; FEE. This Commitment must be accepted by delivery to Silicon no later than 5:00 p.m. on March 30, 1999 of a signed copy of this Commitment accepting its terms, together with the Loan Fee's. Otherwise, this Commitment shall expire and be of no further force or effect. If the Loan transaction is not consummated for any reason, the Loan Fee's shall be returned to the Borrower after deducting Costs; provided that if Silicon is willing to proceed with the Loan transaction and the Borrower elects to obtain the financing from another source, or elects not to proceed with the Loan transaction, or does not perform its obligations hereunder, then Silicon will retain the full Loan Fee's.

        12. COMMITMENT EXPIRATION. In the event the Loan transaction is not consummated by May 31, 1999, for any reason, this Commitment shall expire and be of no further force or effect. In addition all outstanding balances on the existing loan facility, including interest, fees and penalties must be paid in full

        We look forward to working with you on this transaction.

Sincerely yours,

SILICON VALLEY BANK                         ACCEPTED:
COMMERCIAL FINANCE DIVISION                 WR HAMBRECHT



/s/ CHRISTOPHER C. HILL                     BY: /s/ J.D. DELAFIELD
-------------------------                      -------------------------
Christopher C. Hill                         TITLE: Partner
Vice President                                     ---------------------




US BANK



BY: /s/ KEVIN BLAIR For
   Tony Chalfant, Vice President
   -----------------------------

TITLE: Asst. Rel. Mgr.
       -------------------------


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